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[LOGO] VYTERIS
THE HUMAN TOUCH OF INNOVATION(TM)


CONTACTS:
---------
Michael G. McGuinness                   Melody A. Carey
Chief Financial Officer                 Rx Communications Group, LLC
Vyteris, Inc.                           (917) 322-2571
(201) 703-2418


FOR IMMEDIATE RELEASE
---------------------


        VYTERIS NAMES TIMOTHY J. MCINTYRE AS NEW CHIEF EXECUTIVE OFFICER

FAIR LAWN, NJ, DECEMBER 20, 2005 - Vyteris Holdings (Nevada), Inc. (OTCBB:
VYHN), today announced that its Board of Directors has named Timothy J. McIntyre as Vyteris's new Chief Executive Officer, effective January 1, 2006, and member of the Board, effective December 14, 2005. Mr. McIntyre succeeds Vincent De Caprio, Ph.D. who will step down as Chief Executive Officer and Board member, effective December 31, 2005. Following his resignation, Dr. De Caprio will serve as a consultant and assist in the transition. In addition, effective December 14, 2005, Solomon Steiner, Ph.D. resigned from the Board of Directors for personal reasons. Dr. Steiner has served on the Vyteris Board since December 2002 and will continue to advise the Company as a member of the Company's Scientific Advisory Board.

"We are very fortunate to have recruited an executive with Tim's wide range of operating and corporate management experience," stated Donald F. Farley, Vyteris's Chairman of the Board. "Tim's leadership qualities and industry knowledge are relevant to both the commercial and developmental opportunities we are exploring. We look forward to his success in advancing Vyteris's major strategies and objectives."

Mr. Farley continued, "We thank Sol and Vince for their contributions and dedication to Vyteris over the past few years, respect their decisions to move on to other ventures and wish them well."

"I am delighted to have this opportunity to lead the Vyteris management team and I am looking forward to the challenge of accelerating the growth of the industry leader in this significant technology," stated Mr. McIntyre

Mr. McIntyre previously served as Partner, Managing Member of CMS-Health LLC where he assisted in the development, financing and launch of new business models in the worldwide pharmaceutical services sector for numerous clients. Before that, Mr. McIntyre was a Partner and Managing Member of Mediconsult/PharmaMarketing LLC and previous to that he was Chief Operating Officer of Boron LePore Group Companies, a leader in the field of medical and pharmaceutical products sales and marketing education and communication. Mr. McIntyre received his BA from the University of Notre Dame in South Bend, Indiana.


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ABOUT VYTERIS, INC.
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Vyteris Holdings (Nevada), Inc. is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company's Actyve(TM) transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with control in the rate, dosage and pattern of delivery. The Company's LidoSite(TM) product provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite(TM) received marketing clearance from the U.S. Food and Drug Administration and is marketed by B. Braun Medical Inc. For more information visit www.vyteris.com.

LidoSite(TM) is a trademark of B. Braun Medical, Inc.

Actyve(TM) is a trademark of Vyteris Holdings (Nevada), Inc.



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